Exhibit 10.62

LEASE TERMINATION AGREEMENT

                This Lease Termination Agreement (“Agreement”), dated as of December 3, 2002, is entered into by and between TBI-Mission West LLC, a California limited liability company (“Landlord”), and Media Arts Group, Inc., a Delaware corporation (“Tenant”).

RECITALS

                A.            Landlord and Tenant entered into a Lease dated December 20, 1999, and amended by a First Amendment to Lease dated July 6, 2000 and a Second Amendment to Lease dated November 16, 2001 (collectively, the “Lease”) for those certain premises to be constructed at 18640 Madrone Parkway in Morgan Hill, California.

                B.            Landlord and Tenant now desire to provide for the termination the Lease and to release Landlord from any further obligation to construct the Building, all on the terms and conditions set forth herein.

AGREEMENT

                In consideration of the mutual covenants set forth herein and other valuable consideration, Landlord and Tenant agree as follows:

1.             Termination of Lease. Subject to Tenant’s performance of its obligations under paragraph 2 below, the Lease and all rights, obligations and liabilities of Landlord and Tenant under the Lease, except those which arise from either party’s breach of this Agreement shall terminate effective June 1, 2002.  Tenant shall have no obligation to pay to Landlord any of the monthly ground rent that was due or would have been due under the Second Amendment to Lease and Landlord hereby waives any claims against Tenant for any such ground rent.

2.             Consideration. In consideration of the termination of the Lease and the release of Tenant from the performance of its obligations under the Lease, Tenant shall (i) execute and deliver to Landlord an amendment to that certain Lease dated December 20, 1999, as amended, between Landlord and Tenant for the premises at 925 Lightpost Way, Morgan Hill, California, releasing certain rights of first offer, payment and option to expand; (ii) execute and deliver to TBI-Madrone I, LLC an amendment to that certain Lease dated December 20, 1999, as amended, between TBI-Madrone I, LLC as landlord and Tenant for the premises at 900 Lightpost Way, Morgan Hill, California, releasing certain rights of first offer, payment and option to expand; and (iii) issue and deliver to Landlord a warrant to purchase 150,000 shares of Tenant’s common stock (the “Warrant”).  The Warrant shall be exercisable on or before the fifth anniversary of the issuance dated of the Warrant and the exercise price for the common stock underlying the Warrant shall be $2.00 per share.  Tenant shall have thirty (30) days after the date of this Agreement to deliver the Warrant to Landlord.  Tenant’s failure to deliver the Warrant to Landlord within such 30-day period shall constitute a default under the Lease without further notice to Tenant.

3.             Attorneys Fees. If either party brings any action or other proceeding to enforce or interpret any of the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its attorneys’ fees and cost from the non-prevailing party.

4.             Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the respective heirs, successors and assigns of the parties hereto.

LANDLORD		TENANT

TBI-Mission West, LLC, a California		Media Arts Group, Inc., a Delaware
limited liability company		corporation

By	TBI-MWP I, a California limited	By	/s/ Herbert D. Montgomery
partnership, Managing Member
		Its	CFO
By	Toeniskoetter & Breeding, Inc.
Development, a California corporation,
General Partner

By	/s/ Brad W. Krouskup

Its	President